Exhibit 99.2

Special-Purpose Carve-Out

Financial Statements of the CEDAX Product Line

A Product Line of Shionogi Pharma, Inc. (formerly Sciele Pharma, Inc.)

As of December 31, 2009 and for the Year then ended together with the
Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Stockholders and Board of Directors
Pernix Therapeutics Holdings, Inc.
Magnolia, Texas

We have audited the accompanying carve out statement of assets acquired and liabilities assumed of the CEDAX Product Line of Shionogi Pharma, Inc. (formerly Sciele Pharma, Inc.) as defined in Note 1 to the carve out financial statements as of December 31, 2009 and the related carve out statements of revenue and direct expenses, changes in parent company’s net investment, and cash flows for the year then ended.  These carve out financial statements are the responsibility of Pernix Therapeutics Holdings, Inc.’s management.  Our responsibility is to express an opinion on these carve out financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the carve out financial statements are free of material misstatement. We were not engaged to perform an audit of the CEDAX Product Line’s internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion of the effectiveness of the CEDAX Product Line’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the carve out financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the carve out financial statements referred to above present fairly, in all material respects, the carve out assets acquired and liabilities assumed of the CEDAX Product Line as described in Note 1 at December 31, 2009 and the carve out revenue and direct expenses, the changes in parent company’s net investment and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Cherry, Bekaert & Holland, L.L.P.

Atlanta, Georgia

June 3, 2010

CEDAX PRODUCT LINE
A Product Line Owned by Shionogi Pharma, Inc.
Carve Out Statement of Assets Acquired and Liabilities Assumed

December 31, 2009
ASSETS
Current assets:
Inventory, net	$571,820
Other assets:
Intangible assets, net	—
Total assets	$571,820

LIABILITIES AND EQUITY

Parent company’s net investment	$571,820

The accompanying notes are an integral part of these carve out financial statements.

CEDAX PRODUCT LINE
A Product Line Owned By Shionogi Pharma, Inc.
Carve Out Statement of Revenue and Direct Expenses
Year Ended December 31, 2009
Net Product sales	$2,421,971

Cost of goods sold	670,454
Gross profit	$1,751,517

The accompanying notes are an integral part of these carve out financial statements.

CEDAX PRODUCT LINE
A Product Line Owned by Shionogi Pharma, Inc.
Carve Out Statement of Changes in Parent Company’s Net Investment

Balance at December 31, 2008	$493,748
Transfers to parent, net	(1,673,445)
Gross Profit	1,751,517
Balance at December 31, 2009	$571,820

The accompanying notes are an integral part of these carve out financial statements.

CEDAX PRODUCT LINE
A Product Line Owned By Shionogi Pharma, Inc.
Carve Out Statement of Cash Flows

Year Ended December 31, 2009
Cash flows from operating activities:
Gross Profit	$1,751,517
Adjustments to reconcile gross profit to net cash provided by operating activities:
Changes in operating assets and liabilities:
Inventory	(78,072)
Net cash provided by operating activities	1,673,445

Cash flows from financing activities:
Net transfers to parent	(1,673,445)

Net increase (decrease) in cash and cash equivalents	—
Cash and cash equivalents, beginning of year	—
Cash and cash equivalents, end of year	$—

The accompanying notes are an integral part of these carve out financial statements.

CEDAX PRODUCT LINE
A Product Line Owned By Shionogi Pharma, Inc.
Notes to Carve Out Financial Statements
for the Year Ended December 31, 2009

1.	Nature of Business and Basis of Presentation

Shionogi Pharma, Inc. (formerly Sciele Pharma, Inc.) (the “Parent” or the “Company”) owns the trademark (registration number 1610363) for CEDAX which is a prescription pharmaceutical extended release ceftibuten which uses the active pharmaceutical ingredient contained therein known as ceftibuten as referred to in US Patent 5-599-557.  CEDAX was launched in the US by Schering-Plough Corporation in January 1996. During the period from the date of launch until August 2004, the promotion rights to CEDAX were assigned to several different parties.    In August 2004, Shionogi & Company, Ltd of Japan began marketing and distributing CEDAX in the US through its affiliate Shionogi USA, Inc.  In December 2008, Shionogi USA, Inc. transferred the rights to CEDAX to the Company. The Company did not actively promote CEDAX.

CEDAX is manufactured by Schering Corporation (“Schering”) pursuant to a manufacturing agreement dated September 2004 between Shionogi USA, Inc. and Schering.  CEDAX is manufactured in two forms, suspension and capsule.

The accompanying carve out financial statements and related notes thereto represent the carve out statement of assets acquired and liabilities assumed and statement of revenue and direct expenses, changes in parent company investment and cash flows of the CEDAX Product Line. The carve out financial statements have been prepared in accordance with Regulation S-X, Article 8, and Staff Bulletin Topic 1-B, “Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity .” Due to the fact that the Company did not promote the product during the year ended December 31, 2009, there are no direct expenses or allocated costs other than the cost of goods sold.

2.	Summary of Significant Accounting Policies

The accompanying carve out financial statements were derived from the historical accounting records of Shionogi.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition. Revenue is recognized when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable, and are shown net of sales adjustments for discounts, rebates to customers, returns and other adjustments, which are provided in the same period that the related sales are recorded.

At the time of sale, estimates for a variety of sales deductions, such as sales rebates, discounts and incentives, Medicaid rebates and product returns are recorded. Costs associated with sales revenues are recognized when the related revenues are recognized. Gross product sales are subject to a variety of deductions that are generally estimated and recorded in the same period that the revenues are recognized. The Company records provisions for Medicaid and contract rebates based upon its actual experience ratio of rebates paid and actual prescriptions filled during prior periods.

Year ended December 31, 2009
Gross product sales	$4,460,513
Discounts	(134,372)
Chargebacks	(40,222)
Sales returns allowance	(337,293)
Medicaid rebates	(1,526,655)
Net sales	$2,421,971

Revenue Deductions. Rebate costs, which are recorded as a reduction of sales, include estimated amounts for volume rebate programs, contractual price reductions with wholesalers and managed care providers, and certain other sales related deductions. Provision for these estimated costs are recorded at the time of sale and are periodically adjusted to reflect actual experiences.

Cost of Goods Sold. Cost of goods sold is comprised of purchased product costs and freight-out. Costs related to freight-out was approximately $14,000 for the year ended December 31, 2009. The Company does not bill customers for freight costs.

Inventories.  Inventories consist of purchased pharmaceutical products and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method, and market is considered to be net realizable value. Inventories consist only of finished product .  No reserves on inventory were deemed necessary at December 31, 2009.  Freight-in is capitalized into inventory.

Intangible Assets. Intangible assets, which include license rights and tradenames, distribution and manufacturing agreements, are stated at cost, net of accumulated amortization. These costs are capitalized and amortized on a straight-line basis over the estimated periods benefited by the asset (5 to 20 years).  The historical cost of these intangible assets was approximately $5,089,000.  An impairment charge was recorded in the years ended December 31, 2005 and 2006 against the unamortized balance of CEDAX resulting in a -0- balance of the intangible as of December 31, 2009.

3.	Subsequent Events

In January 2010, the Company signed an Asset Purchase Agreement (the “Agreement”) to sell, transfer and assign to Pernix Therapeutics, LLC (“Pernix”) the tangible and intangible assets relating to the CEDAX product line.  On March 24, 2010, Pernix completed this acquistion for an aggregate purchase price of $6.1 million to be paid in three installments as follows (i) $1.5 million which was paid at closing, (ii) $1.5 million which was paid on the 60th day following the closing, or May 23, 2010 and (iii) $3.1 million to be paid on the 270th day following the closing, or December 19, 2010. The acquisition was consummated pursuant to the terms of that certain Asset Purchase Agreement dated January 8, 2010 (the “Agreement”).  Pernix expects to fund the acquisition using existing cash and cash equivalents and cash flows provided by existing operations.

As of June 3, 2010, Schering purchased approximately $50,000 in equipment, necessary in the manufacture of CEDAX, pursuant to an equipment agreement dated October 21, 2009 between the Company and Schering. The estimated total cost of the equipment and related validation costs to be incurred under this agreement is approximately $89,000.  The Company is responsible for the cost of this equipment but Pernix will own the equipment subject to the equipment agreement which was assigned to Pernix in the acquisition of CEDAX. Schering is expected to complete the equipment purchases and validation testing in August 2010.